EXHIBIT 10.12

LIMITED LIABILITY COMPANY AGREEMENT

OF

BIOLENDER II, LLC

A DELAWARE LIMITED LIABILITY COMPANY

The undersigned member (the “Member”) hereby, and with the filing of the certificate of formation (the “Certificate of Formation”), forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby declare the following to be the Limited Liability Company Agreement of such limited liability company:

ARTICLE I.

ORGANIZATION

Section 1.01 Name. The name of the limited liability company is BIOLENDER II, LLC (the “Company”).

Section 1.02 Purpose. The purpose for which the Company has been formed is to engage in any lawful act or activity for which limited liability companies may be formed under the Act, including, but not limited to lending $5,600,000 to AutovaxID Investment LLC and such future amounts as the Member shall determine.

Section 1.03 Office. The registered office of the Company in the State of Delaware is 615 DuPont Highway, Dover, Delaware.

Section 1.04 Member. The name and the business, residence or mailing address of the Member is set forth on Schedule A attached hereto.

Section 1.05 Capital Contributions. The Member has contributed money to the Company (the “Capital Contribution”) in exchange for the membership interest set forth opposite the Member’s name on Schedule A (the “Membership Interest”). The Member is not hereby required to make any contributions of property or money to the Company in excess of its Capital Contribution.

Section 1.06 Issuance of Membership Certificates. The interest of the Member in the Company shall be represented by a Membership Certificate and shall be a security governed by Article 8 of the Uniform Commercial Code. Upon the execution of this Agreement and the payment of the Additional Capital Contribution by the Member, the Manager shall cause the Company to issue one or more Membership Certificates in the name of the Member certifying that the person named therein is the record holder of the number of the membership interests set forth thereon.

ARTICLE II.

MANAGEMENT

Section 2.01 Powers of the Manager.

(a) The management of the Company shall be vested in Biovest International, Inc., the managing member of the Company (the “Manager”). Except for situations in which the approval of the Member is expressly required or permitted by this Limited Liability Company Agreement or by nonwaivable provisions of applicable law, the Manager shall have complete discretion, power and authority in the management and control of the business of the Company, shall make all decisions affecting the business of the Company and shall manage and control the affairs of the Company to carry out the business and purposes of the Company. Without limiting the generality of the foregoing, the Manager is hereby authorized:

(i) to expend Company funds in furtherance of the purpose of the Company;

(ii) to invest and reinvest in securities or other property of any character, real or personal, including, but not limited to, common and preferred stocks, bonds, notes, debentures, mortgages, leases and partnership interests (general or limited);

(iii) to sell, exchange or otherwise dispose of any such securities or other property at public or private sale and to grant options for the purchase, exchange or other disposition thereof, and to exercise or sell any options and any conversion, subscription, voting and other rights, discretionary or otherwise, in respect thereof;

(iv) to manage and keep in force such insurance as may be required to reasonably protect the Company and its assets;

(v) to borrow money for and on behalf of the Company and to incur and/or guarantee obligations for and on behalf of the Company, on such terms and at such rates of interest as the Manager may deem advisable and proper;

(vi) to pledge the credit of the Company and grant security interests in Company assets for Company purposes;

(vii) to employ such agents, employees, independent contractors, attorneys and accountants as the Manager deems reasonably necessary;

(viii) to commence, defend, compromise or settle any claims, proceedings, actions or litigation for and on behalf of the Company;

(ix) to execute, deliver and file any amendment, restatement or revocation of the Certificate of Formation as may be necessary or appropriate to reflect actions properly taken by the Manager and/or the Member under this Limited Liability Company Agreement;

(x) to prepare and file, on behalf of the Company, any required local, state and federal tax returns or other tax reports or documents relating to the Company, other than an IRS Form 8832 “Entity Classification Election” or similar state or federal form;

(xi) to execute, deliver, file and/or record any and all instruments, documents or agreements of any kind which the Manager may deem appropriate or as may be necessary or desirable to carry out the purposes of the Company, including that certain Put Option Agreement and that certain Purchase Option Agreement, each of which shall be entered into on or about the date hereof regarding the acquisition of membership interests in AutovaxID Investment LLC; and

(xii) to take such other actions as the Manager may reasonably believe to be necessary or desirable to carry out the purposes of the Company.

(b) Notwithstanding paragraph (a) of this Section 2.01, the Manager shall not: (i) sell, exchange, lease, mortgage, pledge or otherwise transfer all or substantially all of the assets of the Company, without the approval of the Member; or (ii) merge or consolidate the Company with or into another limited liability company, partnership, corporation or other business entity, without the approval of the Member.

Section 2.02 Duties of Manager. The Manager shall perform its duties as Manager in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances. In performing its duties, the Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (i) one or more agents or employees of the Company or the Manager, or (ii) counsel, public accountants or other persons as to matters that such Manager believes to be within such person’s professional or expert competence. If the Manager performs the duties of Manager in accordance with this Section 2.02, then it shall have no liability by reason of being or having been the Manager of the Company.

Section 2.03 Limitation on Liability of Manager. Provided that it has acted in good faith, and not directly contrary to any express prohibitions contained in this Limited Liability Company Agreement, the Manager shall not be liable to the Company or the Member for any mistakes in judgment or for any failure to perform any of its obligations hereunder, or for any loss due to such mistake or failure to perform, or due to the negligence, dishonesty, fraud or bad faith of any other Person, including any other Member, employee, agent or independent contractor of the Company or the Manager or any other Person with whom the Company or the Manager transacts business.

Section 2.04 Devotion of Time. The Manager shall not be required to devote any specified amount of time or efforts to the business and affairs of the Company. The Manager shall not have any obligation to loan money to the Company or to fund operating deficits. The Manager shall not be required to offer any investment opportunities to the Company, and the Manager may make investments or undertake activities that compete or conflict with the Company.

Section 2.05 Expenses. The Company shall pay directly, or shall reimburse the Manager for, all costs and expenses of the Company, including without limitation, all travel, entertainment and other expenses incurred by the Manager in connection with Company business.

Section 2.06 Withdrawal and Term. The Manager may resign as Manager at any time upon notice to the Member. Subject to Section 2.08 hereof, the Manager shall serve for an unlimited term.

Section 2.07 Qualification; Initial Manager. The Manager shall be appointed by the Member from time-to-time, in the sole discretion of the Member. The Manager of the Company is Biovest International, Inc.

Section 2.08 Removal of the Manager. The Manager’s status as the Manager of the Company may not be terminated, nor may the Manager be removed as Manager, except by the approval of the Member. The Member shall be entitled to withhold its approval in its sole and absolute discretion and shall not be liable to any other Member for failing to give its approval under any circumstances or under any legal theory.

Section 2.09 Ceasing to be the Manager. In the event that the Manager ceases to be the Manager, by reason of Section 2.08 or otherwise, the Member shall, within 180 days after the Manager ceases to be the Manager of the Company, designate a new person as a successor Manager (a “Manager Director”) to serve in the place of such Manager. Upon such designation, the Successor Manager shall assume in writing the obligations, and thereby shall be entitled to the rights, of the Manager under this Agreement. Nothing contained in this Section 2.09 shall be construed as limiting any right or cause of action which the Company or the Member may have against the Manager for any breach of its duties hereunder.

Section 2.10 Management Rights of Member. By their execution of this Agreement, the Member consents to the exercise by the Manager of the powers conferred on it by this Limited Liability Company Agreement. Except as expressly provided herein, or as provided by nonwaivable provisions of applicable law, the Member shall not have any right to vote or to take part in the management or control of the Company business or have any right or authority to act for or bind the Company except in its capacity as Manager.

Section 2.11 Officers. The Company shall have those officers, and holding those titles and duties, as determined by the Manager.

ARTICLE III.

TAXATION, ALLOCATIONS AND DISTRIBUTIONS

Section 3.01 [Reserved].

Section 3.02 Allocation of Net Income or Loss. Except as otherwise mandated by Treasury Regulations under Section 704 of the Internal Revenue Code, all items of income, gain, loss, deduction, credit or tax preference entering into the computation or net income or loss for any fiscal period shall be allocated, as appropriate based upon the source of such item and to the Member in accordance with their respective percentage interests in the Company.

Section 3.03 Distributions. Distributions shall be made only to the extent that the Company has cash and/or property that is, in the Manager’s opinion, in excess of the assets needed for the continued operation and maintenance of the Company. The Manager shall make distributions in accordance with this Section 3.03 to the extent the Manager, in its sole discretion, deems appropriate.

ARTICLE IV.

DISSOLUTION

Section 4.01 Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the approval of the Member or (b) an event of dissolution of the Company under the Act.

Section 4.02 Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 4.01 hereof, the Member shall be entitled to receive, after paying or making reasonable provision for all of the Company’s creditors to the extent required by the Act, the remaining funds of the Company.

ARTICLE V.

MISCELLANEOUS

Section 5.01 [Reserved].

Section 5.02 Limited Liability. The Member shall not be obligated to make any contribution to the capital of the Company other than the Capital Contribution specified in Section 1.05. The Member shall not be liable for any debts, obligations or liabilities of the Company, whether arising in tort, contract or otherwise, solely by reason of being a Member or acting (or omitting to act) in such capacity or participating in the conduct of the business of the Company.

Section 5.03 Indemnification. To the fullest extent permitted by applicable law, the Member, any affiliate of the Member, any officers, directors, shareholders, members, partners or employees of the affiliate of the Member, and any officer, employee or expressly authorized agent of the Company or its affiliates (collectively “Covered Person”), shall be entitled to indemnification from the Company for any loss, damage, claim or liability incurred by such Covered Person by reason of any act or omission performed, or omitted to be performed, or alleged to be performed or omitted to be performed, by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Limited Liability Company Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage, claim or liability incurred by such Covered Person by reason of his gross negligence, actual fraud or willful misconduct with respect to such acts or omissions.

Section 5.04 Amendment. This Agreement may be amended only in a writing signed by the Member and the Manager.

Section 5.05 Pledge of Membership Interests. Notwithstanding any other provision of this Agreement: (i) the Member may pledge, without the consent of the Manager or any other Person, its Membership Interest to Laurus Master Fund, Ltd. and its permitted successors and assigns (“Laurus”) pursuant to the terms of any security agreement between the Member and Laurus; (ii) Laurus shall have the rights of a secured party to retain, sell or transfer the Membership Interests so pledged; and (iii) in the event of any enforcement of the pledge and/or the foreclosure upon or other disposition of the Membership Interests, Laurus (or its nominee, successor, transferee or assignee) shall be immediately, automatically and unconditionally admitted as a Member of the Company.

Section 5.06 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Limited Liability Company Agreement of Biolender II, LLC, to be executed as of the 8th day of December, 2006.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

Biolender II LLC Agreement

Schedule A

Member

Member	Address	Capital Contribution	Percentage Ownership
Biovest International, Inc.	324 S. Hyde Park Avenue Suite 350 Tampa, FL 33606	$5,600,000	100.0%